Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Julieanne DiBene, Marketing Communications
1-408-474-1276
Email Julie.DiBene@Micrel.com

Micrel, Inc. Appoints Ray Wallin as Company’s New Chief Financial Officer

San Jose, Calif., Dec. 18, 2008 — Micrel Inc., (Nasdaq:MCRL), an industry leader in analog, high bandwidth communications and Ethernet IC solutions, today announced the appointment of Ray Wallin as the Company’s Vice President of Finance and Chief Financial Officer.

Wallin has more than 25 years of experience in the high technology industry.  He has held senior financial management positions at several high growth semiconductor companies and has extensive experience with both private and public firms including a proven track record of building a sound financial infrastructure within a Company.

Wallin most recently served as Chief Financial Officer of Neterion, an industry leader in 10 Gigabit Ethernet (10 GbE) adapters for server and storage environments.  In his prior role as Chief Financial Officer and Senior Vice President at Sipex Corporation, a public analog semiconductor company, Wallin managed all financial and legal functions for the Company.  He was also responsible for re-listing the Company on the NASDAQ Capital Market and successfully managing a multi-year restatement process, bringing the Company current with its periodic SEC reporting requirements.  He also has broad experience in the mergers and acquisitions arena, having been an integral part of Sipex’s sale to Exar Corporation, and the sale of Kendin Communications to Micrel.

“Ray comes to Micrel bringing with him decades of expertise and financial experience,” said Ray Zinn, President, CEO, Co-Founder and Chairman of the Board.  “Many of us at Micrel have had the opportunity to work with Ray while he was with Kendin and therefore have first hand knowledge of his business and finance acumen. We are looking forward to Ray’s contributions in the challenging times to come.”

Prior to his role at Sipex, Wallin was with iWatt, a privately held analog power management company.  Prior to iWatt, he held the role of Chief Financial Officer of Kendin.  Wallin has also held senior financial management positions with Cirrus Logic.  He holds a Masters of Business Administration in Finance from the University of Chicago and a Bachelor of Science in Economics with Honors and Phi Beta Kappa from the University of Oregon.

About Micrel, Inc.
    Micrel Inc., is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets.  The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs.  Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products.  Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia.  In addition, the Company maintains an extensive network of distributors and reps worldwide.  Web: http://www.micrel.com.

# # #